EXHIBIT 99.1

For Immediate Release:  March 30, 2005

Contact:

Lee Atkins, Senior Vice-President and Chief Financial Officer

Phone:   432-684-0305

Email:  latkins@caprockenergy.com

Cap Rock Energy Reports Earnings for 2004

MIDLAND, TX. – Cap Rock Energy Corporation (AMEX:  RKE) today reported net income of $5.433 million for the year ended December 31, 2004, or $3.40 earnings per common share, diluted, compared to $11.198 million, or $7.41 per common share, diluted, for the year ended December 31, 2003.

The Company’s decrease in net income was primarily attributable to the establishment of a regulatory liability relating to power costs to be refunded to customers, and the granting of noncash stock awards.

Total revenues decreased $0.2  million even though there was an increase in power cost recovery billed to customers of $2.7 million and an increase in wholesale and kWh sales of $0.8 million.  Offsetting these increases in revenue was a nonrecurring change in accounting principle of $3.8 million in 2003 revenue.

In 2004, higher operating expenses of $10.5 million were due mainly to recognizing $3.1 million in higher fuel cost related to the establishment of the regulatory liability, a $2.8 million increase in noncash stock award and increased IT support and outsourced IT costs of $1.6 million.  Additionally, income tax expense decreased by $4.3 million because of the utilization of net operating loss carry backs, reduction of valuation allowances and effective tax rates.

Detailed below are financial highlights for Cap Rock Energy for the years ended 2004 and 2003:

	Year ended December 31,
(in thousands, except share and per share data)	2004	2003

Operating revenues	$82,624	$82,844
Operating income	$10,219	$20,969
Net income	$5,433	$11,198
Earnings per share:
Basic	$3.51	$7.69
Diluted	$3.40	$7.41
Weighted average number of common shares outstanding:
Basic	1,546,271	1,455,443
Diluted	1,596,796	1,510,741
Total assets	$199,687	$202,989
Total debt	$144,037	$162,195
Equity	$35,352	$26,973

Cap Rock Energy provides electric distribution services to approximately 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

All statements, other than statements of historical fact included in this news release, are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  This statement should be read in conjunction with all other filings made with the Securities and Exchange Commission. Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.